Exhibit 99.1

CSB BANCORP, INC. REPORTS FIRST QUARTER EARNINGS

First Quarter Highlights

	Quarter Ended March 31, 2015	Quarter Ended March 31, 2014

Diluted earnings per share	$0.49	$0.52

Net Income	$1,342,000	$1,416,000

Return on average common equity	9.33%	10.70%

Return on average assets	0.87%	0.97%

Millersburg, Ohio – April 21, 2015 – CSB Bancorp, Inc. (CSBB) today announced first quarter 2015 net income of $1,342,000 or $.49 per basic and diluted share, as compared to $1,416,000 or $.52 per basic and diluted share for the same period in 2014.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 9.33% and 0.87%, respectively, compared with 10.70% and 0.97% for the first quarter of 2014.

Eddie Steiner, President and CEO commented, “Employment levels continue to increase across the markets we serve, and there is growing confidence among consumers and businesses that the economy will sustain its forward momentum. Home mortgage volumes are noticeably above year ago levels. Businesses are generally doing fairly well although many are remaining cautious and using accumulated cash reserves for expansion in lieu of borrowing.”

Revenue, on a fully-taxable equivalent basis, totaled $6.1 million during the quarter, a 4% increase from the prior-year first quarter. Net interest income improved by $116 thousand as compared to first quarter 2014, while other income increased $101 thousand attributable primarily to an increase in gain on sale of mortgage loans to the secondary market, gain on securities sold and an increase in debit card interchange fees.

Non-interest expense amounted to $3.9 million during the quarter, an increase of $271 thousand or 7% from first quarter 2014. The Company’s first quarter efficiency ratio amounted to 64.1% as compared to 61.6% for the same quarter in the prior year. Salary and employee benefits rose $131 thousand, or 6%, on a quarter over prior year quarter with increases in base salary, medical and employment taxes. During the first quarter in 2015 a one-time expense of $110 thousand was incurred to contract a professional firm to assist the company with the assessment of market opportunities and long-term strategic goals.

Net interest margin amounted to 3.52% for the quarter compared to 3.43% from the linked December quarter and 3.63% for the prior year’s first quarter. On a linked quarter basis, increases were recognized in first quarter 2015 asset yields as well as a 2 basis point decrease in liability costs as compared to the quarter ended December 2014. The margin decrease year over year resulted from a 16 basis point decrease in total interest yield partially offset with a 5 basis point decrease in interest rates on all liabilities. The low interest rate environment and lower than projected commercial and retail loan growth for the quarter is reflected in the lower margins year over year.

Federal income tax provision totaled $584 thousand in first quarter 2015, compared to $573 thousand for the same quarter in 2014 reflecting an effective tax rate of 30% for current quarter versus 29% for the first quarter in 2014. The lower tax rate in 2014 resulted from the recapture of a $35 thousand capital loss carryforward during the quarter.

Average total assets during the quarter amounted to $623 million, an increase of $32 million or 5% above the same quarter of the prior year. Average loan balances of $415 million were $19 million or 5% above prior year first quarter, while average securities balances of $146 million decreased $6 million or 4% as compared to first quarter 2014.

Average commercial loan balances for the quarter, including commercial real estate, increased $9 million or 3% above year ago levels. Average residential mortgage balances increased by $9 million or 12% over the prior year’s quarter. The increase of mortgage balances was the result of the bank originating and retaining some 15 year fixed rate mortgages. Average home equity balances decreased $147 thousand or less than 1%, and average consumer credit balances increased $1 million or 15% versus the same quarter of the prior year.

Nonperforming assets totaled $3.7 million or 0.88% of total loans plus other real estate, a decrease from $5.3 million or 1.30% of total loans plus other real estate at March 31, 2014. Delinquent loan balances as of March 31, 2015 amounted to 1.08% of total loans as compared to 1.57% at March 31, 2014.

Net loan charge-offs during first quarter 2015 were $81 thousand compared to first quarter 2014 net loan charge-offs of $205 thousand.

The Company funded $194 thousand in loan loss provision during the first quarter and the allowance for loan losses amounted to 1.07% of total loans on March 31, 2015. The ratio of the allowance for loan losses to nonperforming loans increased to 122% at March 31, 2015.

Average deposit balances grew by $27 million, or 6%, from the prior year’s first quarter. Average deposit balances for first quarter 2015 totaled $498 million. Within the deposit category, average noninterest-bearing account balances for the first quarter increased by $22 million, or 19% above the same period in the prior year. Average interest-bearing checking, money market and traditional savings balances increased $10 million or 4% from year ago levels, while average time deposit balances decreased $4 million or 3% from first quarter 2014. In addition to the changes in average deposit balances, the average balance of securities sold under repurchase agreement during the first quarter of 2015 grew by $1 million or 2% above the average for the same period in the prior year. The repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts.

Shareholders’ equity totaled $58.8 million on March 31, 2015 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 8.6% on March 31, 2015, as compared to 8.1% on March 31, 2014. The Company declared a common dividend of $.19 per share during the quarter. Based on the March 31, 2015 closing stock price of $23.00 per share, the Company’s annual dividend yield approximates 3.3%.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $625 million as of March 31, 2015. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas and Stark counties and Trust offices located in Millersburg and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330-763-2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands except per share data)

	Quarters
EARNINGS	2015 1st Qtr	2014 4th Qtr	2014 3rd Qtr	2014 2nd Qtr	2014 1st Qtr
Net interest income FTE (a)	$5,091	$5,060	$5,068	$5,115	$4,969
Provision for loan losses	194	185	123	150	185
Other income	1,054	1,061	1,077	1,159	953
Other expenses	3,948	3,787	3,770	3,848	3,677
FTE adjustment (a)	77	73	71	70	71
Net income	1,342	1,439	1,507	1,522	1,416
Diluted earnings per share	0.49	0.53	0.55	0.55	0.52

PERFORMANCE RATIOS
Return on average assets (ROA)	0.87%	0.92%	0.98%	1.02%	0.97%
Return on average common equity (ROE)	9.33%	9.99%	10.64%	11.09%	10.70%
Net interest margin FTE (a)	3.52%	3.43%	3.53%	3.66%	3.63%
Efficiency ratio	64.09%	61.34%	60.81%	62.14%	61.55%
Number of full-time equivalent employees	165	167	168	161	160

MARKET DATA
Book value/common share	$21.46	$20.97	$20.55	$20.18	$19.69
Period-end common share mkt value	23.00	22.00	20.01	20.23	19.67
Market as a % of book	107.18%	104.91%	97.37%	100.25%	99.90%
Price-to-earnings ratio	10.85	10.23	9.67	9.97	10.19
Cash dividends/common share	$0.19	$0.19	$0.19	$0.18	$0.18
Common stock dividend payout ratio	38.78%	35.85%	34.55%	32.72%	34.62%
Average basic common shares	2,739,405	2,738,869	2,737,927	2,737,085	2,736,634
Average diluted common shares	2,741,993	2,741,033	2,739,721	2,739,968	2,739,542
Period end common shares outstanding	2,739,405	2,739,405	2,738,355	2,737,085	2,736,634
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$63,006	$60,267	$54,794	$55,371	$53,830

ASSET QUALITY
Gross charge-offs	$110	$1,033	$9	$163	$217
Net (recoveries) charge-offs	81	992	(2)	152	205
Allowance for loan losses	4,494	4,381	5,188	5,063	5,065
Nonperforming assets (NPAs)	3,685	3,949	4,682	5,031	5,291
Net charge-off/average loans ratio	0.08%	0.96%	0.00%	0.15%	0.21%
Allowance for loan losses/period-end loans	1.07	1.07	1.27	1.23	1.24
NPAs/loans and other real estate	0.88	0.96	1.14	1.22	1.30
Allowance for loan losses/nonperforming loans	121.96	110.94	110.81	100.64	95.72

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	8.63%	8.46%	8.40%	8.26%	8.12%
Average equity to assets	9.37	9.19	9.25	9.20	9.08
Average equity to loans	14.07	13.97	13.79	13.39	13.55
Average loans to deposits	83.34	82.37	84.73	87.67	84.17

AVERAGE BALANCES
Assets	$622,628	$621,536	$607,445	$598,093	$590,977
Earning assets	586,464	584,536	570,319	561,063	555,492
Loans	414,761	409,113	407,571	411,016	396,028
Deposits	497,646	496,670	481,017	468,838	470,487
Shareholders’ equity	58,351	57,134	56,203	55,052	53,681

ENDING BALANCES
Assets	$625,088	$620,981	$610,982	$608,892	$601,978
Earning assets	588,174	582,629	573,701	564,348	559,657
Loans	420,861	410,903	409,908	411,930	407,770
Deposits	497,333	500,075	486,521	483,672	466,573
Shareholders’ equity	58,791	57,450	56,270	55,239	53,879

NOTES:

(a) - Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

dollars in thousands, except per share data

	March 31, 2015	March 31, 2014
ASSETS
Cash and cash equivalents
Cash and due from banks	$14,253	$18,640
Interest-earning deposits in other banks	21,260	652
Federal Funds Sold	119	—

Total cash and cash equivalents	35,632	19,292
Securities
Available-for-sale, at fair-value	106,575	102,934
Held-to-maturity	34,446	43,688
Restricted stock, at cost	4,614	4,613

Total securities	145,635	151,235
Loans held for sale	299	—
Loans	420,861	407,770
Less allowance for loan losses	4,494	5,065

Net loans	416,367	402,705

Goodwill and core deposit intangible	5,326	5,455
Bank owned life insurance	9,881	9,614
Premises and equipment, net	8,248	8,641
Accrued interest receivable and other assets	3,700	5,036

TOTAL ASSETS	$625,088	$601,978

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$137,941	$114,844
Interest-bearing	359,392	351,729

Total deposits	497,333	466,573

Short-term borrowings	52,133	61,792
Other borrowings	14,788	17,406
Accrued interest payable and other liabilities	2,043	2,328

Total liabilities	566,297	548,099

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2015 and 2014	18,629	18,629
Additional paid-in capital	9,884	9,964
Retained earnings	34,911	31,155
Treasury stock at cost - 241,197 shares in 2015 and 243,968 in 2014	(4,871)	(4,958)
Accumulated other comprehensive gain (loss)	238	(911)

Total shareholders’ equity	58,791	53,879

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$625,088	$601,978

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

dollars in thousands, except per share data

	Quarter ended March 31,
	2015	2014
Interest and dividend income:
Loans, including fees	$4,573	$4,429
Taxable securities	688	786
Nontaxable securities	130	115
Other	16	6

Total interest and dividend income	5,407	5,336

Interest expense:
Deposits	271	304
Other	122	134

Total interest expense	393	438

Net interest income	5,014	4,898
Provision for loan losses	194	185

Net interest income after provision for loan losses	4,820	4,713

Noninterest income
Service charges on deposits accounts	286	297
Trust services	202	216
Debit card interchange fees	227	198
Gain on sale of loans	70	24
Gain on sale of securities	35	—
Other	234	218

Total noninterest income	1,054	953

Noninterest expenses
Salaries and employee benefits	2,150	2,019
Occupancy expense	267	266
Equipment expense	167	181
Franchise tax expense	100	107
Professional and director fees	290	182
Federal deposit insurance	92	86
Amortization of intangible assets	32	32
Other expenses	850	804

Total noninterest expenses	3,948	3,677

Income before income tax	1,926	1,989
Federal income tax provision	584	573

Net income	$1,342	$1,416

Net income per share:
Basic	$0.49	$0.52

Diluted	$0.49	$0.52